EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Lori Tagami

Vice President, Marketing

703.742.5376

ltagami@quadramed.com

QUADRAMED NAMES JOHN C. WRIGHT CHIEF FINANCIAL OFFICER

Transition of Financial and Accounting Departments

to Virginia Headquarters Complete

RESTON, VA – (March 31, 2004) – QuadraMed® Corporation (OTCBB:QMDC.OB) today announced that Executive Vice President and Corporate Secretary, John C. Wright, has been appointed Chief Financial Officer effective April 1, 2004. Mr. Wright had been slated to assume this additional post upon the completion of the transition of the Company’s finance operations from offices in California to corporate headquarters in Reston, Virginia. Charles J. Stahl, the Company’s CFO since March of 2003, will become a consultant to the Company.

Mr. Wright joined the QuadraMed management team in July 2003 after having served as consultant to the Audit Committee of the Company’s Board of Directors. Previously, he had a distinguished 29-year career with Ernst & Young before serving as the Senior Vice President and CFO of Teligent, Inc

“John Wright is uniquely prepared to take the financial reigns of the Company,” said Lawrence P. English, QuadraMed Chairman and CEO. “He is a first rate financial executive and he has worked closely with Chuck Stahl during the final phases of our restatement. John has recruited a top flight team in Reston and, along with Chuck, he has overseen a carefully planned transition of the finance operations from San Rafael to Reston,” he added.

Commenting on the transition, Stahl said, “I can think of no one better qualified than John Wright to lead QuadraMed’s financial operations for the long term. He has an impeccable background. We have worked together closely during the transition. I have come to know him as a results-oriented team player.”

Expressing the Company’s thanks to Stahl for his invaluable service, English said. “Our shareholders owe him a lot. Chuck Stahl was able to grasp QuadraMed’s fundamental strength in the darkest days of the restatement. He took control of a disheartened finance operation and quickly built it into the efficient and highly professional team that completed the restatement, brought the accounting and management reporting up to date, filed all delinquent SEC reports and has since filed all SEC reports on time. I am delighted that he will continue to be available to support John in a consulting capacity.”

-more-

QM/CFO

To learn more about QuadraMed products and services, or to obtain financial information, visit the Company’s web site at www.quadramed.com.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 850 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at more than 1,900 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

###